HORNBECK OFFSHORE SERVICES, INC.

Service with Energy

NEWS RELEASE 06-017	Contacts:	Jim Harp, CFO Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner DRG&E / 832-594-4004

HORNBECK OFFSHORE ANNOUNCES PROPOSED OFFERING OF

$200 MILLION OF CONVERTIBLE SENIOR NOTES

Covington, LA – November 6, 2006 – Hornbeck Offshore Services, Inc. (NYSE: HOS) announced today that it intends to offer, subject to market and other conditions, approximately $200.0 million aggregate principal amount of convertible senior notes due 2026 through an offering within the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes will be guaranteed by the same subsidiaries of Hornbeck Offshore that currently guarantee its existing 6.125% senior notes. In certain circumstances, the notes will be convertible into cash up to the principal amount and shares of Hornbeck Offshore’s common stock for any conversion value above the principal amount or, upon the Company’s election in certain circumstances prior to November 15, 2013, solely into shares of common stock. The interest rate, conversion price and other terms of the notes will be determined by negotiations between the Company and the initial purchasers of the notes. The Company also expects to grant the initial purchasers of the notes a 30-day option to purchase up to $30.0 million in principal amount of additional notes to cover over-allotments.

Hornbeck Offshore intends to use a portion of the net proceeds from the offering to pay the cost of the convertible note hedge transactions that the Company expects to enter into with financial institutions, which may include one or more of the initial purchasers or their affiliates. Each of the convertible note hedge transactions are expected to have a call exercise price equal to the conversion price of the notes, and are intended to limit exposure to dilution to the Company’s stockholders upon the potential future conversion of the notes. In connection with such transactions, Hornbeck Offshore expects to enter into separate warrant transactions with the same financial institutions that enter into the convertible note hedge transactions, with proceeds of the warrant transactions partially offsetting the cost of the note hedge transactions. Upon any exercise of the initial purchasers’ over-allotment option, the convertible note hedge and warrant transactions will be proportionately increased. In connection with establishing their initial convertible note hedge and warrant transactions, such financial institutions or their affiliates expect to purchase shares of Hornbeck Offshore’s common stock in privately negotiated transactions concurrently with or shortly after pricing of the notes. In addition, these financial institutions or their affiliates may

103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433	Phone: Fax:	(985) 727-2000 (985) 727-2006

modify their hedge positions by entering into or unwinding various derivative transactions and/or purchasing or selling shares of Hornbeck Offshore’s common stock in secondary market transactions prior to expiration of the convertible note hedge and warrant transactions.

The Company also intends to use up to 30% of the gross proceeds of the offering (excluding the gross proceeds received upon any exercise of the initial purchasers’ over-allotment option) to repurchase shares of its common stock concurrently with the offering. The remaining net proceeds of the offering will be used for general corporate purposes, including possible future acquisitions and additional new vessel construction.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. These securities will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and in Puerto Rico. Hornbeck Offshore currently owns a fleet of over 60 vessels primarily serving the energy industry.

Forward-Looking Statements

This press release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, that represent Hornbeck Offshore’s expectations or beliefs concerning future events. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations and projections about future events or conditions. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. Although the Company believes that the assumptions, expectations and projections reflected in these forward-looking statements are reasonable based on the information known to the Company today, the Company can give no assurance that the assumptions, expectations and projections will prove to be correct. Forward looking statements in this press release regarding Hornbeck Offshore’s expectations of selling convertible senior notes, repurchasing shares of its common stock and entering into convertible note hedge transactions and warrant transactions are subject to risks and uncertainties. Hornbeck Offshore cannot guarantee that any of these transactions will occur or that they will be completed in the manner described above.

# # #